UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 26, 2010
DELTA PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	0-16203 (Commission File Number)	84-1060803 (I.R.S. Employer Identification Number)
370 17th Street
Suite 4300
Denver, Colorado 80202
Registrant’s telephone number, including area code: (303) 293-9133
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On April 26, 2010, the Company entered into the Third Amendment (the “Third Amendment”) to the Second Amended and Restated Credit Agreement (as amended, the “Credit Agreement”), with JPMorgan Chase Bank, N.A., as administrative agent, and certain of the financial institutions that are party to the Credit Agreement in which, among other changes, the lenders provided a waiver of the March 31, 2010 maximum capital expenditure covenant and the defaults related to the Company’s breach of such covenant.
     In conjunction with the Third Amendment and as part of a scheduled redetermination of the borrowing base, the borrowing base was reduced from $185 million (less the $20 million minimum availability requirement) to a conforming borrowing base of $145 million. The next scheduled redetermination date is July 1, 2010. The Third Amendment increased the capital expenditure limitation for the quarter ending June 30, 2010 from $5.0 million to $20.0 million, imposed a $15.0 million capital expenditure limitation for the quarter ending September 30, 2010 and provided that any excess of the limitation over the amount of actual expenditures may be carried forward from an earlier quarter to a subsequent quarter.
     The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the Third Amendment, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
No.	Description
10.1	Third Amendment to Second Amended and Restated Credit Agreement, dated as of April 26, 2010, by and among the Company, JPMorgan Chase Bank, N.A., and each of the financial institutions named therein.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: April 30, 2010

Delta Petroleum Corporation
By:	/s/ Stanley F. Freedman
Stanley F. Freedman
Executive Vice President and Secretary

EXHIBIT INDEX

Exhibit
No.	Description
10.1	Third Amendment to Second Amended and Restated Credit Agreement, dated as of April 26, 2010, by and among the Company, JPMorgan Chase Bank, N.A., and each of the financial institutions named therein.